McGladrey & Pullen
Certified Public Accountants

December 24, 2009

We agree to the inclusion in Amendment No. 1 to the Information Statement of Convera Corporation pursuant to Section 14(c) of the Securities Exchange Act of 1934 of our report dated December 24, 2009, which report contained an emphasis of matter with respect to substantial doubt about the ability of Firstlight Online Limited ("Firstlight") to continue as a going concern, on our audit of the consolidated financial statements of Firstlight for the years ended December 31, 2008 and 2007.

McGladrey & Pullen, LLP

McGladrey & Pullen, LLP